CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





We consent to the incorporation by reference in the Form S-8 Registration Statement of FuelNation, Inc. (formerly Regenesis Holdings, Inc.), to be filed on or about August 22, 2001, of our report dated May 26, 2000 on our audit of the statements of operations, stockholders' equity and cash flows of FuelNation, Inc. (formerly Regenesis Holdings, Inc.) for the year ended December 31, 1999, included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.





/s/ Moore Stephens Lovelace, P.A.
---------------------------------
Certified Public Accountants


Orlando, Florida
August 22, 2001

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